__________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2003

Graphic Packaging International Corporation
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	001-14060 (Commission File Number)	84-1208699 (IRS Employer Identification No.)

4455 Table Mountain Drive Golden, Colorado (Address of principal executive offices)	80403 (Zip Code)

Registrant's telephone number, including area code: (303) 215-4600

Item 5. Other Events and Regulation FD Disclosure

On July 3, 2003, a lawsuit was filed in District Court of Jefferson County in Colorado, on behalf of a purported class of stockholders of Graphic Packaging International Corporation ("Graphic") against Graphic, Graphic's directors and Riverwood Holding, Inc. ("Riverwood") relating to the proposed merger transaction (the "Merger") between Graphic and Riverwood pursuant to the Merger Agreement dated March 25, 2003 among Graphic, Riverwood and Riverwood Acquisition Sub LLC (previously described in the Current Report on Form 8-K filed by Graphic with the SEC on March 28, 2003). The complaint alleges that Graphic's directors breached their fiduciary duties to Graphic's stockholders in connection with the negotiation of the proposed Merger and that Graphic and Riverwood aided and abetted the alleged breach. The complaint further alleges that the defendants negotiated the terms of the proposed Merger in their own interests and in the interests of certain other insiders (including the Coors family), to the detriment of Graphic's public stockholders. The complaint, which is encaptioned James A. Bederka, On Behalf of Himself and All Others Similarly Situated v. Riverwood Holdings, Inc., et al., seeks certain equitable relief, including an injunction against the consummation of the Merger, rescission of the Merger if it is consummated, rescission of the sale on August 15, 2000 of the Series B convertible preferred stock to the Grover C. Coors Trust, an injunction against the conversion of the 10% Series B convertible preferred stock and costs. Graphic believes that this lawsuit is without merit and intends to vigorously defend against this lawsuit. See Graphic's Current Report on Form 8-K filed with the SEC on April 16, 2003 for a description of certain other litigation relating to the proposed Merger.

Item 7. Financial Statements and Exhibits

None required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By: /s/ Jill B. W. Sisson, Esq.
Name: Jill B. W. Sisson, Esq.
Title: General Counsel and Secretary

Date: July 15, 2003